UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    Magten Asset Management Corporation
    35 E. 21st St.
    New York, New York

2.  Issuer Name and Ticker or Trading Symbol

    Imperial Parking Corporation
    IPK

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    1/01

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner* ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________

   Common Stock             1/23/01      J**              6,430    D    **    158,197              D


                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
















|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|


Explanation of Responses:

* The Reporting Person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting Person is a member of such a group.

** On January 23, 2001, Magten distributed in kind 6,430 shares of the Issuer's Common Stock to an investment advisory client.

Signature of Reporting Person:
Magten Asset Management Corporation


/s/ Talton R. Embry
___________________
Talton R. Embry
Chairman and Chief
Investment Officer

Date: February 8, 2001

****  Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.





















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